Execution Version

Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), is entered into as of August 30, 2019 (“Effective Date”), between (a) Chadwick Parson (“Executive”), (b) (b) IMH Financial Corporation (“IMH”), and (c) IMH Management Services LLC (“IMH Management”), a wholly owned subsidiary of IMH. IMH and IMH Management are hereinafter referred to individually as a “Company Party” and collectively as the “Company.”
The Company desires to employ Executive; and
Executive desires to be employed by the Company and provide services to the Company as its Chairman and Chief Executive Officer (“CEO”) pursuant to the terms of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration the sufficiency of which is acknowledged, the parties agree as follows:
1.    Employment; Devotion to Duties.
(a)    General. During the Term (as defined below), each Company Party will employ Executive as its CEO, reporting directly and solely to IMH’s Board of Directors (the “Board”). Executive shall also continue to serve as a member of the Board and as of the Commencement Date (as defined below) shall be appointed Chairman of the Board. Executive accepts employment to serve in this capacity, all upon the terms and conditions in this Agreement. During the Term, Executive will have those duties and responsibilities that are consistent with Executive’s positions as CEO of each Company Party and Chairman of the Board, including without limitation, serving on the Investment Committee of the Board, and such other duties as may be assigned to him from time to time by the Board consistent with such positions.
(b)    Devotion to Duties. During the Term, Executive (i) shall devote all of his business time and efforts to the performance of his duties on the Company’s behalf, and (ii) shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of the Company, engage in any outside employment, or in any activity competitive with or adverse to the Company’s business, practice or affairs, whether alone or as partner, manager, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments (including ownership of stock of the entity that employed him immediately preceding the Effective Date) or conducting, to a reasonable extent, private business affairs which may include boards of directors’ activity, as long as they do not conflict with the Company or any of the Company’s affiliated entities and, in the case of positions on for-profit boards of directors or similar bodies, as long as Executive receives the prior written approval of IMH. Participation to a reasonable extent in civic, social or community activities (including service on non-profit boards of directors and/or committees of such entities) is encouraged and will not be

Execution Version

Exhibit 10.1

a breach of this Agreement as long as such participation does not conflict with the Company or the performance of Executive’s duties pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, any non-Company activities shall be conducted in compliance with the Company’s corporate governance policies and other policies and procedures as in effect from time to time. Any personal investment activity that includes co-investments with the Company or any of its shareholders or any of their affiliates must receive prior written approval of the Company.
2.    Term. Executive will be employed by the Company under this Agreement from November 1, 2019 (the “Commencement Date”) through December 31, 2024 (the “Initial Term” as may be extended by any renewal periods). The Initial Term and renewal periods, if any, shall be defined as the “Term.” Unless the Company or Executive notifies the other in writing no later than the 180th day prior to the expiration of the Initial Term (or any extension thereof) that the Term will not renew, the Term shall automatically extend for successive one-year periods. The Term shall also be subject to earlier termination as set forth in Section 8 of this Agreement.
3.    Location. During the Term, the location of Executive’s principal place of employment will be at the Company’s principal executive offices in Scottsdale, Arizona, but Executive understands that he may be required to travel and perform services outside of this area as reasonably required to properly perform his duties under this Agreement.
4.    Base Salary. During the Term, the Company shall pay Executive an annual base salary (“Base Salary”) in the amount of $750,000. In a manner consistent with the Compensation Committee Charter (the “Charter”), the Compensation Committee of the Board (the “Committee") may reduce the Base Salary, subject to a maximum reduction to a rate of $500,000 per year, if IMH does not secure at least $75,000,000 in new capital (which could include new capital invested by the Applicable Shareholders (as defined below)) prior to the 30 month anniversary of the Commencement Date. The Base Salary shall be subject to an annual cost of living increase of 3% per year for each year of the Term, effective on each anniversary of the Commencement Date (and upon such anniversary, “Base Salary” for purposes of this Agreement shall mean such increased amount). The Base Salary shall be paid in accordance with the Company’s payroll practices in effect from time to time but in all events no less frequently than semi-monthly.
5.    Incentive Compensation.
(a)    Annual Bonus. Executive will be eligible for annual incentive compensation provided Executive meets or exceeds the written objectives as set and determined by the Committee in its sole discretion after reasonable consultation with Executive. Notwithstanding anything in the IMH Financial Corporation Annual Incentive Compensation Plan to the contrary, the annual incentive compensation, if any, shall be paid to Executive in the year following the year in which the services are performed for such bonus and at the same time annual incentive compensation is approved, processed, and paid to other senior-level executives of the Company and in no event later than December 31 of the year following the year in which the services are performed for such bonus.

Execution Version

Exhibit 10.1

(b)    Milestone Bonus. Executive shall be entitled to earn a one-time cash bonus (“Milestone Bonus”) equal to $900,000 if, and only if, the Company closes a restructuring or recapitalization event involving IMH within 30 months of the Commencement Date.   Subject to Executive’s continued employment through the payment date and the remaining provisions of this Section 5(b), the Milestone Bonus, if any, will be paid to Executive in a single cash sum within 30 days following the closing of the applicable restructuring or recapitalization event. Upon any termination of employment other than for Cause (as defined in Section 8, below), Executive shall remain entitled to payment of the Milestone Bonus which is earned as of the date of termination if it remains unpaid by the Company as of such termination date. In addition, if Executive’s employment is terminated by the Company without Cause or he resigns for Good Reason (as defined in Section 8 below), he shall remain entitled to payment of the Milestone Bonus which would have been payable to him if he had remained employed (and the Term had remained in effect) through the 6 month anniversary of his termination date. For this purpose, if: (1) the Company enters into a binding definitive agreement to consummate one or more transactions during the Term; (2) each such transaction (or transactions) would constitute a restructuring or recapitalization if the Term remained in effect; and (3) each such restructuring or recapitalization actually closes within 6 month period following the expiration of the Term, then Executive shall remain entitled to the Milestone Bonus. For the avoidance of any doubt, no Milestone Bonus (whether or not earned pursuant to the preceding provisions of this Section) will be paid to the Executive on the date of or following his termination for Cause. Notwithstanding anything in this Section 5(b) to the contrary, if: (a) the payment under Section 5(b) is deemed to be “nonqualified deferred compensation” subject to Code Section 409A (as defined below); and (b) the payment date set forth above is deemed an impermissible payment event for purposes of Code Section 409A, then the applicable payment shall be made during the calendar year following the year in which Executive’s termination of employment occurs (the “Subsequent Year”); provided, however, that in all events, such payment shall be made to Executive no later than (i) the date on which the recapitalization or restructuring occurs, or (ii) if clause (i) is not applicable, by March 15th of the Subsequent Year. Subsequent bonus(es), whether a subsequent milestone bonus or other type of bonus (other than a bonus covered by Section 5(a) above), if any, are subject to Committee requirements, limitations, and approval.

6.    Equity Awards.
(a)    Initial Restricted Stock Award. In consideration for Executive entering into this Agreement, the Committee will award Executive on the Commencement Date, 400,000 restricted shares of IMH’s common stock (“Initial Restricted Stock Award”) in the form of the separate Restricted Stock Award Agreement to be entered into between Company and Executive pursuant to the terms and provisions of the 2010 IMH Financial Corporation Employee Stock Incentive Plan, as it may be amended from time to time (the “Stock Incentive Plan”), with such Award Agreement in the form and substance of Exhibit A hereto. Subject to Executive’s continued employment, the “Initial Restricted Stock Award” shall vest as follows: 133,334 on the first anniversary of the date of grant; 133,333 on the second anniversary of the date of grant, and 133,333

Execution Version

Exhibit 10.1

on the third anniversary of the date of grant and shall include an acceleration of vesting in the event of: (A) a Change in Control (as defined in Section 8, below); (B) Executive’s termination of employment with Company without Cause or his resignation for Good Reason; (C) Executive’s death; (D) Executive’s Disability (as defined in Section 8, below); or (E) the closing of any event involving IMH or any currently-existing holder of Equity Securities (on the date of such event) or newly-subscribed holder of Equity Securities (on the date of such event), including, but not limited to the Applicable Shareholders, the result of which event is that the Combined Equity Interest of the Applicable Shareholders increases to no less than 75%. The Restricted Stock Award Agreement also shall include such other terms and conditions as may be approved by the Compensation Committee, including, without limitation, that the Initial Restricted Stock Award will be subject to all of the terms and conditions of the Stock Incentive Plan, IMH’s insider trading policy, and IMH’s then existing clawback or recoupment policy, if any. For purposes of this Section 6, the following terms shall carry the following meanings:
(1)    “Applicable Shareholder” means any shareholder of IMH (or any affiliate of such shareholder of IMH) that beneficially owns as of the Effective Date shares of Series B-1 Cumulative Convertible Preferred Stock, Series B-2 Cumulative Convertible Preferred Stock, Series B-3 Cumulative Convertible Preferred Stock, or Series B-4 Cumulative Convertible Preferred Stock of the Company.
(2)    “Combined Equity Interest” means, in respect of the Applicable Shareholders, the aggregate Equity Interests of the Applicable Shareholders.
(3)    “Equity Interest” means, with respect to the Applicable Shareholders, the equity interest of such Applicable Shareholder in IMH, taking into account any Equity Securities owned or controlled by such Applicable Shareholder.
(4)     “Equity Securities” means any class of share of capital stock (including preferred or common stock), as well as any debt instrument that is convertible into capital stock, any warrants or options representing the right to acquire shares of capital stock and any other equity or equity-linked security issued by IMH.
(b)    Executive may be entitled to receive additional annual awards pursuant to the Stock Incentive Plan (or any successor or comparable plan) in the future, as determined by the Compensation Committee consistent with his position in the Company and his contributions to the Company and in a manner consistent with the Charter and this Agreement.
7.    Executive Benefits.
(a)    Relocation Allowance. The Company shall provide up to $200,000 to assist Executive and his family in the relocation to the Phoenix, Arizona metropolitan area. Such assistance will cover customary moving costs, including without limitation, an allowance for the move of Executive’s personal effects (including automobiles), storage, temporary housing through the earlier

Execution Version

Exhibit 10.1

of (i) the six-month anniversary of the Commencement Date or (ii) the date Executive’s current primary residence is sold, reasonable travel and lodging costs for Executive and his family prior to finding temporary housing in the Phoenix, Arizona area and/or applicable real estate broker fees and other closing costs incurred as a result of the sale of Executive’s current residence. Executive agrees to promptly submit proper evidence of such expenses to the Company. The Company, in its discretion, will either pay the relocation expenses directly or reimburse Executive for such expenses, with any reimbursements provided to Executive no later than thirty (30) days following submission of proper documentation thereof by Executive. To the extent any of the reimbursements and/or payments described in this Section 7(a) are includable in Executive’s income, the Company will pay to Executive an amount, which after reducing such payment by the amount of any Federal, state or local income or employment taxes payable by Executive in connection therewith, will be sufficient to reimburse Executive for his incremental taxes in connection with such reimbursements and/or payments, with such payment to be made to Executive promptly (but in no event more than 30 business days) following: (i) the filing of his Federal income tax return reflecting such income; and (ii) the delivery to the Company of the portion of such return that evidences the amount of such incremental taxes. If Executive is terminated for Cause or voluntarily resigns his employment (other than for Good Reason, death or upon Disability) prior to the third anniversary of the Commencement Date, he will be required to repay any previously reimbursed relocation expenses in full (but not any applicable tax gross-up payment) equal to the relocation expenses reimbursed under this Section 7(a) (but not including any tax gross-up payment). For the avoidance of doubt: (i) upon a termination without Cause, a resignation for Good Reason, Executive’s death or Disability or, following the 36-month anniversary of the Commencement Date, a termination for Cause or a voluntary resignation (other than for Good Reason, death or Disability), the reimbursement provisions of this Section 7(a) shall remain in effect even if a portion the relocation costs are incurred after the date of termination as long as Executive had commenced such relocation prior to such termination; and (ii) other than the reimbursements and/or payments described in this paragraph (including any tax gross-up payments), Executive shall not be entitled to any additional temporary housing reimbursements or payments or other Company benefits or payments related to the relocation of Executive and his family to the Phoenix, Arizona metropolitan area.
(b)    Fringe Benefits; Paid Time Off. The Company shall provide Executive with those fringe benefits and other executive benefits on the same terms and conditions as generally available to senior management from time to time (e.g., health, dental, vision, and long-term disability insurance, etc.); provided, however, that the Company reserves the right to amend or terminate any employee or executive benefit plan or program. Executive is entitled to 22 business days paid vacation or paid time off (PTO) during each calendar year, with the amount and scheduling of the vacation to be determined under the Company’s PTO policies as in effect from time to time. Executive also will be permitted to defer all or part of his Base Salary and/or amounts payable to him pursuant to his annual incentive compensation pursuant to Company’s Deferred Compensation Plan, subject to all of the terms and conditions of the Deferred Compensation Plan.

Execution Version

Exhibit 10.1

(c)    Life Insurance Benefits. Executive agrees to allow the Company to acquire a life insurance policy on Executive in an amount not to exceed $6,000,000, with the Company being the sole beneficiary of such policy. In addition, during the Term, the Company agrees to pay the premium costs of a life insurance policy providing coverage in the amount not to exceed $2,000,000 (if Executive is insurable for such benefit) with Executive’s spouse or estate being the sole beneficiary of such policy; subject, however, to a maximum premium cost of $20,000 per year to be paid by IMH. Following Executive’s termination of employment for any reason, the responsibility for premium payments, if any, for the life insurance the policy described in the previous sentence will be the sole responsibility of Executive or his designee. For the avoidance of doubt, Executive will not receive any tax gross-up payments for amounts that may be includible in his income as a result of the life insurance premium payments made by the Company pursuant to this paragraph.
(d)    Reimbursement of Expenses. Executive is entitled to be reimbursed by the Company for reasonable business expenses incurred in performing his duties under the Company’s expense and travel reimbursement policies as in effect from time to time or as otherwise approved by the Board of Directors. The Company also agrees to reimburse Executive for the reasonable legal fees incurred by Executive in reviewing, negotiating and revising this Agreement and its Exhibits as well as reviewing any related documentation, in an amount not to exceed $20,000. For the avoidance of doubt, Executive will not receive any tax gross-up payments for amounts that may be includible in his income as a result of the reimbursement payments made by the Company pursuant to this paragraph.
8.    Termination of Employment During the Term of the Agreement; Termination due to Non-Renewal of Agreement; and Entitlements Upon a Change in Control. Upon, and as of, the date of Executive’s termination of employment with the Company for any reason, without any further action by Executive, Executive will be deemed to have resigned from all positions he then holds as an officer, employee, and, if applicable, member/director of the Board (and any committee thereof) of the Company, unless otherwise requested/approved by the Board. Executive’s employment may be terminated during the Term of this Agreement pursuant to the terms and conditions set forth in this Section 8. For the avoidance of doubt, clause (h) covers Executive’s entitlements upon a Change in Control without regard to whether his employment has been terminated.
(a)    Company Terminates Executive’s Employment for Cause.
(i)    Definition. For purposes of this Agreement, “Cause” means a determination by the Board in good faith and consistent with this Agreement that any of the following has occurred during the Term: (A) Executive’s continued failure to use his reasonable best efforts to substantially perform his reasonably assigned duties as CEO (other than any failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive; (B) Executive is convicted of, or enters a guilty plea to, a

Execution Version

Exhibit 10.1

felony involving moral turpitude; or (C) Executive engages in (for clauses (1) and (2)) and commits (for the other clauses): (1) gross neglect, or recklessness, causing material harm to the Company or any affiliate, or its or their business or reputation, (2) intentional, willful, and/or material misconduct with respect to the Company, (3) material breach of fiduciary duty and/or material breach of the duty of loyalty to the Company, (4) breach of the restrictive covenants described in Section 9(c), (d) or (e) of this Agreement or a material breach of Section 9(a) or (b) of this Agreement, and/or (5) willful and material violation of any Company policy communicated to Executive in writing prior to such alleged breach, which results in harm to the Company. Any act or failure to act (i) based on authority given pursuant to a resolution adopted by the Board, (ii) based on advice of the Company’s outside counsel, or (iii) based on the direction of the Board shall be presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and its affiliates and therefore shall not form the basis for a Cause termination. Prior to Executive’s termination for Cause by the Board, the Board must provide written notice to Executive describing the act or omission that constitutes Cause and, in respect of circumstances capable of cure under clauses (A) and (C)(1), such circumstances must remain uncured for 15 business days following the date of such written notice, and upon failing to cure such event (or if such event is incurable or the event is covered by clauses (B) and (C)(2) through (5)), Executive (represented by counsel) is given an opportunity to be heard before the full Board and after such hearing there is a majority vote by the Board (excluding, and not counting for purposes of a majority vote, Executive) to terminate Executive’s employment for Cause. Any vote resulting in a Cause finding, but not each individual Board member’s vote, will be communicated in writing to Executive.
(ii)    Effective Date of Termination. If Executive’s employment is terminated for Cause as set forth in Section 8(a)(i) above, Executive’s employment and the Term will terminate immediately upon written notice by the Company to Executive stating that Executive’s employment is being terminated for Cause (which date shall not be any earlier than the date upon which the Board vote required in Section 8(a)(i) above has been taken).
(iii)    Compensation and Benefits. If the Board terminates Executive’s employment for Cause, the Company shall pay or provide Executive (A) within seven (7) days following his termination date any earned but unpaid Base Salary through the effective date of termination, any unreimbursed and approved business expenses, including any legal fees due under Section 7(d) above, (B) within seven (7) days following his termination date relocation expenses (including any tax gross-up payments), if any, as may be provided under Section 7(a) above, (C) any other payment, entitlement or benefit to which he is entitled under the applicable terms of any applicable plan, program, agreement or arrangement of the Company or its affiliates to which Executive is a party in the time provided such under documentation, and (D) within seven (7) days following his termination date any amounts due to Executive under Section 5(b) above except for the payment, if any, due upon a termination without Cause or a resignation for Good Reason or following expiration of the Term pursuant to Section 5(b)(v) which will be paid to Executive as set forth in Section 5(b) (the amounts in (A), (B), (C) and (D) above are referred to elsewhere in this Agreement as “Accrued Amounts”). For the avoidance of doubt, upon a termination for Cause, any

Execution Version

Exhibit 10.1

unvested deferred compensation or unvested equity compensation (including the Initial Restricted Stock Award) shall be forfeited and returned to the Company for no consideration and Executive will not be entitled to receive any incentive compensation for the fiscal year in which the termination occurs or for the prior fiscal year if that year’s incentive compensation has not been paid at the time of termination of employment or any earned Milestone Bonus described in Section 5(b) which remains unpaid as of the termination date. In addition, if Executive’s employment is terminated for Cause prior to the third anniversary of the Commencement Date, Executive will be required to repay any previously reimbursed relocation expenses in full (but not any applicable tax gross-up payment) as set forth in Section 7(a) above.
(b)    Company Terminates Executive’s Employment without Cause.
(i)    Effective Date of Termination Without Cause. Executive’s employment and the Term will terminate without Cause on the 91st day after the Company gives written notice to Executive stating that Executive’s employment is being terminated without Cause (which notice period may be waived by the parties in writing). The Company may, at its discretion, place Executive on a paid administrative leave during all or any part of the notice period (and Executive shall be treated for this purpose as fully employed, including for earning the Milestone Bonus and the vesting of his equity awards). During the administrative leave, the Company may bar Executive’s access to its offices or facilities or may provide Executive with access subject to such terms and conditions as the Company chooses to impose. For the avoidance of doubt, Executive’s employment shall not be deemed to be terminated without Cause by the Company if the Company elects not to renew this Agreement upon expiration of the Term.
(ii)    Compensation and Benefits Upon a Termination Without Cause. If the Company terminates Executive’s employment without Cause, the Company shall pay or provide Executive:
(1)    Accrued Amounts, plus within seven (7) days of the termination date, payment for any accrued but unused vacation days if payable in accordance with the Company’s policy and any relocation expenses (including any tax gross-up payments) as provided under Section 7(a) above (such Accrued Amounts and the other amounts referenced in this Section 8(b)(ii)(1) hereinafter referred to collectively as the “Accrued Obligations”);
(2)    If such amount has not yet been paid, any earned incentive compensation for the year prior to the year in which the termination occurs, with such amount payable at the same time payments are made to other members of senior management but in all events consistent with the time period in Section 5(a) above;
(3)    A pro rata portion of any earned incentive compensation for the year in which Executive’s termination occurs determined by multiplying the amount Executive would have received if he had been employed for the full performance period (with any individual

Execution Version

Exhibit 10.1

goals or objectives deemed earned at target) by a fraction, the numerator of which is the number of days Executive was employed during such year and denominator of which is 365, with such amount payable at the same time payments are made to other members of senior management but in all events consistent with the payment date in Section 5(a) above;
(4)    Severance pay equal to: (i) if such termination occurs during the first three (3) years of the Commencement Date, the unpaid amounts of Base Salary (determined without regard to any reduction giving rise to Executive’s right to resign for Good Reason) that would have been paid to Executive through the end of the Initial Term had his termination not occurred; or (ii) if such termination occurs after the three (3) year anniversary of the Commencement Date, the sum of the unpaid amounts of Executive’s then Base Salary (determined without regard to any reduction giving rise to Executive’s right to resign for Good Reason) that would have been paid to Executive through the end of the Initial Term had his termination not occurred and an additional amount equal to 12 months of Executive’s then Base Salary (determined without regard to any reduction giving rise to Executive’s right to resign for Good Reason); provided, that in no event will the severance amount paid pursuant to this Section 8(b)(ii)(4) exceed an amount equal to three (3) times Executive’s then Base Salary (determined without regard to any reduction giving rise to Executive’s right to resign for Good Reason). Such severance pay shall be payable in equal installments over an 18-month period on the Company’s then-current regularly scheduled pay dates (but in all events no less frequently than semi-monthly) beginning with the pay date immediately following the expiration of the revocation period described in Section 8(b)(iv); and
(5)    All unvested stock grants and/or other equity grants as well as any unvested dividends and any unvested deferred compensation shall vest in full upon such termination without Cause and all transfer and/or sale restrictions on Executive’s equity securities shall lapse and, subject to applicable securities laws and IMH’s bylaws, certificate of incorporation and other applicable governing documents, Executive shall be free to sell any of his equity securities in the Company; in addition, any vested stock options shall remain exercisable until the earlier of their original expiration date or the first anniversary of the date of termination.
For the avoidance of doubt, if the Company fails to hire Executive as of the Commencement Date (other than for reasons which would have permitted it to terminate his employment for Cause), Executive’s employment shall be deemed to be terminated without Cause for purposes of this Agreement and this Section 8(b)(ii) as of the Commencement Date.
Payments of the severance pay and vesting of the unvested stock grants and/or other equity grants as provided for in this Section 8(b)(ii) is contingent upon (i) Executive not breaching the provisions of Section 9(c) through (e) and not materially breaching the provisions of Section 9(a) and (b); provided such payments and entitlements shall only be subject to forfeiture if the Company provides Executive with written notice of the events or omissions giving rise to such forfeiture and, for a material breach of Sections 9(a) and (b), if curable, he fails to cure such event or omission within 20 days after receipt of such notice and (ii) the requirement that Executive sign the Release Agreement described below.

Execution Version

Exhibit 10.1

(iii)    Release Agreement. The Company shall not make any payment to Executive or furnish any benefit under this Section 8(b) (other than the Accrued Obligations) unless Executive signs (and does not revoke) a release (“Release Agreement”), in the form and substance set forth in Exhibit B hereto (as modified for any changes in applicable law). The Release Agreement shall require Executive to release the Company, directors, officers, employees, agents, and other affiliates and affiliated entities with the Company from any and all claims, including claims relating to Executive’s employment with the Company and the termination of Executive’s employment, except for claims not released therein. To be effective, the Release Agreement shall be executed and returned to the Company within the 21-day period described in the Release Agreement and it shall not be revoked by Executive within the seven-day revocation period described in the Release Agreement. Notwithstanding anything in this Agreement to the contrary, (A) the Company shall provide the Release Agreement to Executive on, or within 2 days of, the termination date, and (B) if the Company concludes, in the exercise of its discretion, that the payments due pursuant to this Agreement are subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and if the consideration period plus the revocation period described in the Release Agreement, spans two calendar years, the payments shall not be made and/or begin until the payment period that falls in the second calendar year.
(c)    Executive Resigns with Good Reason.
(i)    Definition; Effective Date of Termination. For purposes of this Agreement, Good Reason means, without Executive’s prior written consent, any one of the following: (i) subject to the permitted reductions described in Section 4, above, a reduction of Base Salary; (ii) removal of Executive as CEO of IMH or IMH Management or as Chairman of the Board; (iii) the failure of Executive to report directly and solely to the Board; (iv) relocation of Executive’s principal work location outside an area within 30 miles of Scottsdale, Arizona (provided that if the Board unanimously approves the relocation of the Company’s headquarters to a location more than 30 miles outside of Scottsdale, such relocation shall not be treated as “Good Reason” for purposes of this Agreement); (v) a material breach by a Company Party of this Agreement or any other written agreement to which Executive is a party, or (vi) the failure of a successor to all or substantially all of the assets or business of the Company to assume this Agreement as of the closing of the transaction, either contractually or as a matter of law. Notwithstanding the foregoing, no termination by Executive shall constitute a termination for Good Reason unless: (A) Executive gives the Company notice of the existence of the condition constituting Good Reason within 60 days following the later of (i) its occurrence or (ii) Executive becoming aware of the initial occurrence thereof; (B) the Company does not remedy or cure the Good Reason condition within 30 days of receiving such notice described in (A); and (C) Executive actually terminates his employment within 60 days following the end of the cure period described in (B).

(ii)    Compensation and Benefits. If Executive resigns for Good Reason, the Term shall terminate upon the last day of Executive’s employment and such termination shall

Execution Version

Exhibit 10.1

be treated as a termination by the Company without Cause and the Company shall pay and provide Executive the compensation, benefits and entitlements described in Section 8(b)(ii), above contingent upon (i) Executive not breaching the provisions of Section 9(c) through (e) and not materially breaching the provisions of Section 9(a) and (b); provided such payments and entitlements shall only be subject to forfeiture if the Company provides Executive with written notice of the events or omissions giving rise to such forfeiture and, for a material breach of Sections 9(a) and (b), if curable, he fails to cure such event or omission within 20 days after receipt of such notice and (ii) the requirement that Executive sign the Release Agreement described above.
(d)    Executive Resigns without Good Reason.
(i)    Effective Date of Termination. Executive’s employment and the Term shall terminate on the 91st day after Executive gives written notice to the Company stating that Executive is voluntarily resigning his employment with the Company for any reason other than Good Reason, unless the Company waives in writing all or part of this notice period (in which case the termination of employment is effective as of the date of Executive’s receipt of the Company’s waiver).
(ii)    Compensation and Benefits. If Executive resigns for any reason other than Good Reason, the Company shall pay Executive the Accrued Amounts, plus within seven (7) days of his termination date, any accrued but unused vacation days if payable in accordance with the Company’s policy; provided that Executive shall not be entitled to receive any incentive compensation under Section 5(a) above for the fiscal year in which the termination occurs or for the prior fiscal year if that year’s incentive compensation has not yet been paid. For the avoidance of doubt, upon Executive’s resignation other than for Good Reason, any unvested deferred compensation or unvested equity compensation (including the Initial Restricted Stock Award) shall be forfeited and returned to the Company for no consideration. In addition, if Executive resigns other than for Good Reason prior to the third anniversary of the Commencement Date, Executive will be required to repay any previously reimbursed relocation expenses (but not any applicable tax gross-up payment) as set forth in Section 7(a) above.
(e)    Death.
(i)    Effective Date of Termination. Executive’s employment and the Term will terminate immediately upon Executive’s death.
(ii)    Compensation and Benefits. If Executive dies, the Company shall pay Executive’s designated beneficiary, or his estate if there is no designated beneficiary:
(1)    Accrued Obligations;
(2)    If such amount has not yet been paid, any earned incentive compensation for the year prior to the year in which the death occurs, with such amount payable at

Execution Version

Exhibit 10.1

the same time payments are made to other members of senior management but in all events consistent with the payment date in Section 5(a);
(3)    A pro rata portion of any earned incentive compensation for the year in which Executive’s death occurs determined by multiplying the amount Executive would have received if he had been employed for the full performance period (with any individual goals or objectives deemed earned at target) by a fraction, the numerator of which is the number of days Executive was employed during such year and denominator of which is 365, with such amount payable at the same time payments are made to other members of senior management but in all events consistent with the payment date in Section 5(a); and
(4)    All unvested stock grants and/or other equity grants as well as any unvested dividends and any unvested deferred compensation shall vest in full upon such termination and all transfer and/or sale restrictions on Executive’s equity securities shall lapse and Executive shall be free to sell any of his equity securities in the Company; in addition, any vested stock options shall remain exercisable until the earlier of their original expiration date or the first anniversary of the date of termination.
Any amounts payable under this Section 8(e)(ii) are in addition to any payments which Executive’s designated beneficiary or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, employee benefit plan, or life insurance policy maintained by the Company.
(f)    Disability.
(i)    Definition; Effective Date of Termination. For purposes of this Agreement, Disability means Executive is unable to perform the essential functions of his position, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to result in death during the Term or can be expected to last for a continuous period of not less than 6 months. Executive’s employment and the Term will terminate immediately upon Executive becoming Disabled.
(ii)    Compensation and Benefits. If Executive becomes Disabled, the Company shall pay Executive:
(1)    Accrued Obligations;
(2)    If such amount has not yet been paid, any earned incentive compensation for the year prior to the year in which the Disability occurs, with such amount payable at the same time payments are made to other members of senior management but in all events consistent with the payment date in Section 5(a);
(3)    A pro rata portion of any earned incentive compensation for the year in which Executive’s Disability occurs determined by multiplying the amount Executive

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Exhibit 10.1

would have received if he had been employed for the full performance period (with any individual goals or objectives deemed earned at target by a fraction, the numerator of which is the number of days Executive was employed during such year and denominator of which is 365, with such amount payable at the same time payments are made to other members of senior management but in all events consistent with the payment date in Section 5(a); and
(4)    All unvested stock grants and/or other equity grants as well as any unvested dividends and any unvested deferred compensation shall vest in full upon such termination and all transfer and/or sale restrictions on Executive’s equity securities shall lapse and Executive’s designated beneficiary or estate shall be free to sell any of his equity securities in the Company; in addition, any vested stock options shall remain exercisable until the earlier of their original expiration date or the first anniversary of the date of termination.
Any amounts payable under this Section 8(f)(ii) are in addition to any payments which Executive’s designated beneficiary or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, employee benefit plan, or life insurance policy maintained by the Company.
(g)    Non-Renewal by the Company. If IMH elects not to renew this Agreement following the Initial Term and Executive resigns his employment to be effective on the last date of the Initial Term, the Company shall pay Executive the Accrued Amounts, plus within seven (7) days of his termination date, any accrued but unused vacation days if payable in accordance with the Company’s policy. Executive shall also be entitled to receive his earned incentive compensation under Section 5(a) above for the fiscal year in which the termination occurs and the Milestone Bonus if such receipt is called for by Section 5(b), above. In addition, upon a resignation by Executive pursuant to this Section 8(g), Executive’s outstanding equity awards shall fully vest on the last day of the Initial Term and all transfer and/or sale restrictions on Executive’s equity awards shall lapse and, subject to applicable securities laws and IMH’s bylaws, certificate of incorporation and other applicable governing documents, Executive shall be free to sell any of his equity securities in the Company; in addition, any vested stock options shall remain exercisable until the earlier of their original expiration date or the first anniversary of the date of Executive’s resignation.
(h)    Change in Control.
(i)    Definition. For purposes of this Agreement, Change in Control means the occurrence of any one or more of the following events following the Effective Date with respect to IMH, provided, that transactions involving the acquisition of Voting Securities (as defined below) by an Applicable Shareholder (as defined in Section 6, above), or the sale, lease, exchange, transfer, or other disposition of assets or stock to an Applicable Shareholder, shall be disregarded for purposes of determining whether a Change in Control has occurred for purposes of this Agreement:
(1)    any individual, entity or group (a “Person”) within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”) (other than the Company, any corporation, partnership, trust or other entity controlled by the Company (a

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Exhibit 10.1

“Subsidiary”), or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such Person, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act) of securities of the Company representing 50% or more of the combined voting power of IMH’s then outstanding securities having the right to vote generally in an election of the Board (“Voting Securities”); or
(2)    the sale, lease, exchange, other disposition of any voting securities of IMH or all or substantially all of the assets of IMH or a merger or consolidation of IMH with any other entity, other than a sale, lease, exchange, other disposition, merger or consolidation in which (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities immediately prior to such sale, lease, exchange, other disposition, merger or consolidation, (B) no Person (excluding the Company or any affiliate thereof and any employee benefit plan (or related trust) of the Company or any affiliate thereof, or a Subsidiary or such corporation or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange, other disposition, merger or consolidation, directly or indirectly, 50% or more of the outstanding Voting Securities), beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) subject to the nomination and approval of a full slate of directors to the Board (including, without limitation, independent directors), at least a majority of the members of the board of directors of such corporation were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such sale, lease, exchange, other disposition or merger or consolidation.
Notwithstanding the foregoing, a “Change in Control” as to the Company will not be deemed to have occurred for purposes of this Agreement solely as the result of an acquisition of securities by the Company or any affiliate thereof in the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 50% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in this sentence thereafter within a period of 12 months becomes the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a “Change in Control” as to the Company will be deemed to have occurred for purposes of this Agreement; provided, further, if the Company concludes, in the exercise of its discretion, that the payments due pursuant to this Agreement upon a Change in Control are subject to Section 409A of the Code, then a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement unless the transaction constitutes a “change in control” event for purposes of Section 409A of the Code.

Execution Version

Exhibit 10.1

(ii)    Equity Vesting.
Upon a Change in Control during the Term, Executive’s outstanding equity awards shall fully vest immediately prior to the closing of such transaction such that he can participate on the same terms and conditions as other shareholders of IMH in such transaction.

(iii)    Change in Control Payment/Section 280G Limitation. Code Sections 280G and 4999 may place significant tax burdens on both Executive and the Company if the total payments made to Executive due to certain change in control events described in Code Section 280G (the “Total Change in Control Payments”) equal or exceed the 280G Cap (three times the Executive’s “Base Amount” as defined in Code Section 280G). If the Total Change in Control Payments equal or exceed the 280G Cap, Section 4999 of the Code imposes a 20% excise tax on all amounts in excess of one times Executive’s Base Amount. This excise tax is imposed on Executive, rather than the Company, and, to the extent required by applicable regulations, shall be withheld by the Company from any amounts payable to Executive pursuant to this Agreement. In determining whether the Total Change in Control Payments exceeds the 280G Cap and results in an excise tax becoming due, and for purposes of calculating the 280G Cap itself, the provisions of Code Sections 280G and 4999 and the applicable regulations control over the general provisions of this Section 8(h)(iii).
(1)    Best Net Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, in the event the Consultant determines (as provided for in Section 8(h)(iii)(2), below) that the Total Change in Control Payments (or any portion thereof) to be made to Executive would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive the greater of, on an after-tax basis:
(a)    the Executive’s 280G Cap minus $1.00 (the “Reduced Payment Amount”); or
(b)    the Total Change in Control Payments (and if Executive is entitled to receive the Total Change in Control Payments, Executive shall be responsible for paying any Excise Tax (and income or other taxes) that may be imposed on Executive pursuant to Code Section 4999 or otherwise).
(2)    Calculating the 280G Cap and/or Excises Tax. If the Company believes that Section 4999 may apply to the Total Change in Control Payments to be made to Executive hereunder so as to result in the imposition of an Excise Tax, it shall notify Executive as soon as possible. The Company then shall engage a “Consultant” (a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to make any necessary determinations and to perform any necessary computations required to make the

Execution Version

Exhibit 10.1

determination described in Section 8(h)(iii)(1). The Consultant shall provide detailed supporting calculations to both the Company and Executive and all fees and expenses of the Consultant shall be borne by the Company.

a.
In connection with the calculation of the Reduced Payment Amount described above, the Consultant will compute same so as to reduce the total excess parachute payments to which Executive is entitled under this Agreement or otherwise to the extent necessary to eliminate the amount in excess of the 280G Cap. If it is determined, based on the foregoing calculations, that the Reduced Payment Amount is to be made to Executive, such payments shall be made at the times specified herein, and taking into account the following payment convention: (i) cash payments shall be reduced before equity-based compensation or other non-cash compensation or benefits, in each case, in reverse order beginning with payments or benefits that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G, provided that, in the case of all of the foregoing payments, compensation and benefits, all amounts that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c)) and (ii) the balance, if any, shall then be paid, if due, after the opinions called for by this Section 8(h)(iii)(4) have been received.

b.
If the Reduced Payment Amount is paid to Executive by the Company and such Reduced Payment Amount is ultimately determined by the Internal Revenue Service (the “Service”) to have exceeded the 280G Cap as computed by the Service, Executive shall repay the excess promptly on demand of the Company. If it is ultimately determined by the Consultant or the Service that a greater Reduced Payment Amount should have been made to Executive, the Company shall pay Executive the amount of the deficiency within 30 days of such determination.

c.
As a general rule, the Consultant’s determination will be binding on Executive and the Company absent manifest error. Section 280G and the Excise Tax rules of Section 4999, however, are complex and uncertain and, as a result, the Service may disagree with the Consultant’s conclusions. If the Service determines that the 280G Cap is actually lower than calculated by the Consultant, the 280G Cap will be recalculated by the Consultant. Any payment in excess of the revised 280G Cap (if it is determined that Executive is to receive the Reduced Payment Amount, as opposed to the Total Change in Control Payments, then shall be repaid by Executive to the Company. If the Service determines that the actual 280G Cap exceeds the amount calculated by the Consultant in such context, the Company shall pay Executive any shortage.

(A)
The Company has the right to challenge any determinations made by the Service. If the Company agrees to indemnify Executive from any additional taxes, interest and penalties that may be imposed on Executive in connection with such challenge, then Executive shall cooperate fully with the Company. The Company will bear all costs associated with the

Execution Version

Exhibit 10.1

challenge of any determination made by the Service and the Company will control all such challenges.

(B)
Executive shall notify the Company in writing of any claim or determination by the Service that, if upheld, would result in the payment of Excise Taxes. Such notice shall be given as soon as possible but in no event later than 15 days following Executive’s receipt of the notice of the Service’s position.

(3)    Effect of Repeal. If the provisions of Code Sections 280G and 4999 (or the corresponding provisions of any revenue law) are repealed without succession and with an effective date that is prior to the application of this Section 8(h)(iii), then this Section 8(h)(iii) will not apply. If such provisions do not apply to Executive for whatever reason (e.g., because Executive is not a “disqualified individual” for purposes of Code Section 280G) or does not apply to the Total Change in Control Payments, then this Section 8(h)(iii) will not apply.
(i)    Leave of Absence. At the Company’s sole discretion, Executive may be placed on a paid administrative leave of absence for a reasonable period of time should the Company believe it necessary to confirm that reasonable grounds exist for a termination for Cause or pending the outcome of any internal or other investigation or any criminal charges directly relating to Executive’s conduct. During this leave, Executive shall continue to be treated as employed for purposes of this Agreement, including, without limitation, payment of Base Salary, bonus compensation and/or Milestone Bonus, provision of employee benefits and the vesting of any equity awards. During this leave, the Company may reasonably bar Executive’s access to the Company’s or any affiliate’s offices or facilities or may provide Executive with access subject to terms and conditions as the Company chooses to impose.
(j)    Compliance with Code Section 409A. Any payment under this Agreement, including without limitation, this Section 8 is subject to the provisions of this Section 8(j) (except for a payment pursuant to death under Section 8(e)). If Executive is a “Specified Employee” of the Company for purposes of Code Section 409A at the time of a payment called for by Section 8(b) and if no exception from Code Section 409A applies in whole or in part, the severance or other payments shall be made to Executive by the Company on the first day of the seventh month following the date of Executive’s Separation from Service (the “409A Payment Date”). Should this Section 8(j) result in a delay of payments to Executive, the Company shall begin to make the payments as described in this Section 8, provided that any amounts that would have been payable earlier but for the application of this Section 8(j), shall be paid in lump-sum on the 409A Payment Date. The balance of the severance payments shall be payable in accordance with regular payroll timing. For purposes of this provision, the term Specified Employee has the meaning in Code Section 409A(a)(2)(B)(i), or any successor provision and the issued treasury regulations and rulings. “Separation from Service” or “termination of employment” means, with respect to any payment that is subject to Code Section 409A, either (a) termination of Executive’s employment with the Company, or (b) a permanent reduction in the level of bona fide services Executive provides to Company and all affiliates to an amount that is 20% or less of the average level of bona fide services Executive

Execution Version

Exhibit 10.1

provided to Company in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulations Section 1.409A-1(h)(1)(ii). Solely for purposes of determining whether Executive has a “Separation from Service,” Executive’s employment relationship is treated as continuing while Executive is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as Executive’s right to reemployment with Company or an affiliate is provided either by statute or contract). If Executive’s period of leave exceeds six months and Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship for purposes of this Section 8(j) only is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Code Section 409A. If the payment is not subject to Code Section 409A, the term termination of employment will be given its ordinary meaning. This Agreement shall comply with Section 409A of the Code or an exception thereto and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment of the amounts due under this Agreement. Except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive or as otherwise provided in Section 7(a) and Section 8(h) above, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Agreement. Neither the time nor schedule of any payment under this Agreement may be accelerated or subject to further deferral except as permitted by Section 409A of the Code and the applicable regulations. Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement. Installment payments made pursuant to this Agreement shall be treated as separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). With respect to any payment constituting nonqualified deferred compensation subject to Code Section 409A: (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit. For the avoidance of doubt, this Section 8(j) applies whether or not Executive’s employment has been terminated.
(k)    Mitigation. Executive is under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, provided, that if Executive obtains subsequent employment following his termination of employment by the Company without Cause or his resignation for Good Reason, then, to the extent permitted by Section 409A of the Code, any cash severance payments made pursuant to this Section 8 shall be reduced by any base salary earned by Executive as a result of his subsequent employment during the 18 month period following his termination of employment by the Company. Except as expressly set

Execution Version

Exhibit 10.1

forth in Section 8 of this Agreement, pursuant to any clawback policy of IMH (provided such policy is applied equally to all senior executives) or as determined pursuant to a final and binding court decision under Section 10(e) below, there shall be no forfeiture or recoupment of any amounts paid or any entitlements or benefits due to Executive under this Agreement or any other written agreement to which he is a party.
9.    Executive’s Restrictive Covenants.
(a)    Ownership of Work, Materials and Documents. Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, which the parties acknowledge are owned by the Company and/or its applicable affiliate, Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights) to the Company or its nominee without further compensation, including all rights or benefits, including, without limitation, the right to sue and recover for past and future infringement. Whenever requested by the Company, at the Company’s sole expense, Executive shall execute any and all applications, assignments or other instruments which the Company deems necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect its interests. These obligations continue beyond the end of Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by Executive while employed by the Company, and are binding upon Executive’s employers, assigns, executors, administrators and other legal representatives. If the Company is unable for any reason, after reasonable effort, to obtain Executive’s signature on any document needed in connection with the actions described in this Section 9(a), Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact to act for and in Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 9(a) with the same legal force and effect as if executed by Executive. Immediately upon the Company’s request at any time during or following the Term, Executive is required to return to the Company any and all Confidential and Proprietary Information and any other property of the Company then within Executive’s possession, custody and/or control; provided Executive shall be permitted to retain copies of this Agreement, any other written agreement between Executive and the Company (or its affiliates), any Company policy, program or plan and any information he reasonably needs to prepare his tax returns.
(b)    Interests to be Protected. During the course of Executive’s employment, Executive will be exposed to a substantial amount of confidential and proprietary information, including, but not limited to, financial information, annual reports, audited and unaudited financial

Execution Version

Exhibit 10.1

reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information (collectively the “Confidential and Proprietary Information”). Due to Executive’s senior position with the Company and its affiliates, Executive acknowledges that he regularly receives Confidential and Proprietary Information with respect to the Company and/or its affiliates; for the avoidance of doubt, all such information is expressly included in the defined term “Confidential and Proprietary Information.” Executive agrees not to use or disclose the Company’s Confidential and Proprietary Information except within the scope of his employment (or as a director) and for the benefit of the Company. If Executive’s employment is terminated by either party for any reason, Executive promises that Executive shall not retain, take with Executive, or make any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including paper, digital or other storage in any form) (except as otherwise permitted in Section 9(a) above) nor shall Executive disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that (i) is or becomes publicly known through no violation of this Agreement; (ii) is lawfully received by Executive from any third party without restriction on disclosure or use; (iii) is required to be disclosed by law or legal process, (iv) is expressly approved in writing by the Company for release or other use by Executive or (v) is disclosed to the extent reasonably necessary in connection with any filed claim for breach of this Agreement or any other written agreement between Executive and the Company (or its affiliates), provided such disclosure includes reasonable precautions to maintain the confidential nature of the Confidential and Proprietary Information. Additionally, Executive and the Company agree that (i) the covenants in this Section 9 are reasonable and necessary to protect the Company’s legitimate business interests and (ii) the restrictive covenants in clauses (b), (c) and (d) of this Section 9 (which together are referred to as the “Executive’s Restrictive Covenants”) are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with legal counsel before entering into this Agreement.
Nothing in this Agreement shall prevent Executive from the disclosure of Confidential and Proprietary Information that: (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that Executive files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, Executive may disclose Confidential and Proprietary Information related to the suspected violation of law or alleged retaliation to Executive’s attorney and use that Confidential and Proprietary Information in the court proceeding if Executive or Executive’s attorney: (i) files any document containing Confidential and Proprietary Information under seal; and (ii) does not disclose the Confidential and Proprietary Information, except pursuant to court order. The Company provides this notice in compliance with the Defend Trade Secrets Act of 2016.

Execution Version

Exhibit 10.1

(c)    Non-Solicitation of Current and Prospective Clients, Customers, Borrowers, and Vendors. Except as set forth in the last two sentences of this Section 9(c), during the Term and for a 12-month period after the termination of Executive’s employment with the Company (“Period of Executive’s Restrictive Covenants”), regardless of who initiates the termination and for whatever reason, Executive shall not directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, or corporation, in any manner whatsoever, call upon, contact, encourage, handle, accept, or solicit client(s), prospective clients, customers, prospective customers, borrowers, prospective borrowers, investors, prospective investors, vendors, or prospective vendors of the Company with whom (i) Executive worked or directly supervised other Company employee(s) who worked with such entities/persons, at any time prior to the termination date (provided upon termination of Executive’s employment, clause (i) shall be limited to the 18-month time period prior to the termination date), or (ii) about whom Executive possessed or had access to Confidential and Proprietary Information at any time prior to termination, in each case for the purpose of soliciting, providing, or selling to on behalf of an entity competitive with the business of the Company, or otherwise interfering with the Company’s business relationship or the Company’s anticipated business relationship with, such client(s), prospective client(s) customers, prospective customers, borrowers, prospective borrowers, investors, prospective investors, vendors, or prospective vendors, any products and/or services that are the same as provided by the Company for such persons or entities, or business that the Company has prepared for such client(s), prospective client(s) customers, prospective customers, borrowers, prospective borrowers, investors, prospective investors, vendors, or prospective vendors. For the avoidance of doubt, nothing in this Agreement or otherwise will prohibit Executive following the termination of his employment from (i) working for or providing services to a bank or an investment bank (and performing customary duties for such entity) or (ii) performing duties and/or activities for any other entity similar to those duties or activities he performed for the entity that employed him immediately preceding the Effective Date. Notwithstanding the foregoing sentence, however, during the Period of Executive’s Restrictive Covenants, in performing such duties or activities for a bank, investment bank, or any other entity permitted pursuant to clauses (i) or (ii) of the preceding sentence, Executive agrees not to engage in activities which involve services to, or investments by Executive in (wherein Executive, by virtue of such investment, becomes other than a passive owner with no active participation of not more than 4% of the outstanding stock of any class of a corporation which is publicly traded), any entity competitive with the business of the Company as in effect on the date Executive’s employment terminates or at any time in the 12-month period prior to the date Executive’s employment terminates, or otherwise interfere with the Company’s business relationship or the Company’s anticipated business relationship (provided Executive had actual knowledge of such anticipated business relationship).
(d)    Non-Solicitation of Employees. During the Term and for the Period of Executive’s Restrictive Covenants, regardless of who initiates the termination and for any reason, Executive shall not knowingly, directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, solicit for employment, encourage to leave the Company, or otherwise attempt to interfere with the relationship

Execution Version

Exhibit 10.1

with the Company, any Company employee for the purpose of having such employee leave the Company and engage in services that are the same, similar, or related to the services that employee provided for the Company. For the purposes of this Section 9(d), “Company employee” means any individual who (i) is employed by or who worked as a contractor for the Company at any time during the 12-month period preceding the termination of Executive’s employment, or (ii) is employed by or who works as a contractor for the Company at any time during the Period of Executive’s Restrictive Covenants.
(e)    Competing Business. With respect to any property/facility owned (in whole or in part), operated, managed, and/or invested in (in whole or in part) by the Company, Executive shall not, during the Term and for the Period of Executive’s Restrictive Covenants, directly or indirectly, for Executive or on behalf of, or in conjunction with, any other person(s), company, partnership, or corporation, in any manner whatsoever, engage in the same or similar business as the Company which would be in competition with the Company within a 50-mile radius of any such property/facility owned (in whole or in part), operated, managed, and/or invested in (in whole or in part) by the Company during the 12-month period preceding the termination of Executive’s employment and/or during the Period of Executive’s Restrictive Covenants. Except as set forth in the last two sentences of this Section 9(e), with respect to the Company’s business of lending money, during the Term and for the Period of Executive’s Restrictive Covenants, Executive shall not, directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, or corporation, in any manner whatsoever, engage in the business of soliciting to lend money and/or lending money to any of the Company’s customers (defined as any person or entity for whom the Company has loaned money, invested in, or otherwise established and/or maintained a business relationship within the 36 month period before the Effective Date (if Executive has knowledge of such relationship), during the Term, and/or, if Executive has knowledge of such relationship, of the Period of Restrictive Covenants) or prospective customers (defined as any person or entity who has been solicited by the Company to become a customer during the 12-month period prior to Executive’s termination of employment. For the avoidance of doubt, nothing in this Agreement or otherwise will prohibit Executive following the termination of his employment from (i) working for or providing services to a bank or an investment bank (and performing customary duties for such entity) or (ii) performing duties and/or activities for any other entity similar to those duties or activities he performed for the entity that employed him immediately preceding the Effective Date. Notwithstanding the foregoing sentence, however, during the Period of Executive’s Restrictive Covenants, in performing such duties or activities for a bank, investment bank or any other entity permitted pursuant to clauses (i) or (ii) of the preceding sentence, Executive agrees not to engage in activities which involve services to, or investments by Executive in (wherein Executive, by virtue of such investment, becomes other than a passive owner with no active participation of not more than 4% of the outstanding stock of any class of a corporation which is publicly traded), any entity competitive with the business of the Company as in effect on the date Executive’s employment terminates, or at any time in the 12-month period prior to the date Executive’s employment terminates, or otherwise interfere with the Company’s business relationship or the

Execution Version

Exhibit 10.1

Company’s anticipated business relationship (provided Executive had actual knowledge of such anticipated business relationship).
(f)    Extension of Period. Executive agrees that the Period of Executive’s Restrictive Covenants referred to in Section 9(c), (d) and (e) will be extended for a period of time equal to the duration of any breach of such section by Executive.
(g)    Judicial Amendment. If the scope of any provision of Section 9 of this Agreement is found by a court to be too broad to permit enforcement to its full extent, then that provision will be enforced to the maximum extent permitted by law. The parties agree that, if legally permissible, the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce Sections 9 of this Agreement, so that the provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, the parties agree that it will not affect the validity and enforceability of the remaining provisions of this Agreement.
(h)    Injunctive Relief. Due to the nature of Executive’s position with the Company, and with full realization that a violation of Section 9 may cause immediate and irreparable injury and damage, which is not readily measurable, and to protect the parties’ interests, the parties understand and agree that either party may seek injunctive relief to enforce this Agreement in a court of competent jurisdiction to cease or prevent any actual or threatened violation of this Agreement. Each party shall be responsible for its or his own costs and expenses (including attorneys’ fees) for any action brought pursuant to this Section 9(h).
(i)    Survival. The provisions of this Section 9 survive the termination of Executive’s employment.
(j)    Cooperation; No Disparagement. Executive agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning Executive’s previous employment responsibilities and functions with the Company; provided that for non-litigation or non-investigatory matters this cooperation shall not exceed 90 days following his termination date. In consideration for this cooperation, Company will compensate Executive for the time Executive spends on such cooperative efforts (at an hourly rate based on Executive’s Base Salary during the year preceding the date of termination) and Company will reimburse Executive for his reasonable out of pocket expenses Executive incurs in connection in such cooperative efforts. At all times after Executive’s employment with the Company has terminated, Company (defined for this purpose only as any Company press release and the Board, the CEO and such CEO’s direct reports, and no other employees) and Executive agree to refrain from intentionally making any disparaging or derogatory remarks, statements and/or publications regarding the other, its employees, its services or its business. Notwithstanding the foregoing to the contrary, a party shall be permitted to make a truthful statement (i) to the extent required by law or by any court, governmental and/or regulatory body or committee or (ii) to the extent necessary

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Exhibit 10.1

in connection with any dispute regarding this Agreement or any other written agreement between or among Executive and the Company (or one or more of the Company’s affiliated entities).
10.    General Provisions.
(a)    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then, if legally permissible, such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.
(b)    Assignment by Company. This Agreement cannot be assigned or transferred by Executive. Nothing in this Agreement precludes the Company, or any Company Party, from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity provided such entity assumes this Agreement and all obligations and undertakings hereunder; provided such corporation or entity has the assets to perform the Company’s obligations under this Agreement. Upon any consolidation, merger or transfer of assets and assumption, as set forth in the preceding sentence, the term “Company Party” means the other corporation or entity, as appropriate, and this Agreement will continue in full force and effect.
(c)    Entire Agreement; Survivability. This Agreement and its Exhibits, and any agreements concerning equity compensation or other benefits embody the parties’ complete agreement with respect to the subject matter in this Agreement and supersede any prior written or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter in this Agreement, including but not limited to any offer letter provided to or signed by Executive. This Agreement may be amended only in writing executed by the Company and Executive. Except as otherwise provided in this Agreement, in the event of a conflict between any provision of this Agreement and the provisions of any other plan, policy, program or agreement, the provisions of this Agreement shall control. The expiration, nonrenewal or termination of the Term of this Agreement shall not impair the rights and obligations of any party hereto which: (a) shall have accrued prior to such expiration, nonrenewal or termination; or (b) are continuing in nature as expressly provided in this Agreement. In all events, Sections 5(b), 6, 7, 8, 9 and 10 of this Agreement and its Exhibits shall survive the expiration, nonrenewal and/or termination of the Term of this Agreement.
(d)    Governing Law. Because the Company is a Delaware corporation, and because it is mutually agreed that it is in the best interests of the Company and all of its employees that a uniform body of law consistently interpreted be applied to the employment agreements to which the Company is a party, this Agreement will be deemed entered into by the Company and Executive in Delaware. The law of the State of Delaware will govern the interpretation and application of all of the provisions of this Agreement.

Execution Version

Exhibit 10.1

(e)    Dispute Resolution; Venue. In the event of any dispute between Company and Executive concerning any provision of this Agreement or any other written agreement between them where the parties are unable to resolve amongst themselves, the parties agree to engage a mutually-agreeable mediator to mediate the dispute. The Company will pay for the cost of the mediator. Except as expressly provided in Section 10(k), each party shall bear its own attorneys’ fees and other costs and expenses, if applicable, incurred in preparation for, and participation in, the mediation or other dispute. In the event the parties are unable to resolve the dispute during mediation, the parties agree that such dispute will be heard in a state or federal court in Maricopa County, Arizona, and the parties consent to the exclusive jurisdiction, and to the personal jurisdiction, of such courts for any such dispute. Notwithstanding the foregoing, nothing shall prevent or restrict the Company from seeking immediate injunctive relief in court for Executive’s breach of Section 9 of this Agreement. Each party shall be responsible for its or his own costs and expenses (including attorneys’ fees) for any action brought in any court dispute except as expressly provided in Section 10(k).
(f)    Notice. Any notice required or permitted under this Agreement will be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:
if to the Company:        IMH Financial Corp.
7001 N. Scottsdale Road, Suite 2050
Scottsdale, Arizona, 85253
Attention: General Counsel
With a copy to:

Joshua R. Woodard
Snell & Wilmer
One Arizona Center
400 East Van Buren
Phoenix, Arizona 85004
if to Executive:        Chadwick Parson
To the last known home address in IMH’s records

(g)    Withholding. All of Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law.
(h)    Non-Waiver; Construction; Counterparts. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by that

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Exhibit 10.1

party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the waiver will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver is effective unless it is in writing and signed by an authorized representative of the waiving party. This Agreement will be construed fairly as to all parties and not in favor of, or against, any party, regardless of which party prepared the Agreement. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, and all such counterparts will constitute but one instrument. For the avoidance of doubt, the obligations of the Company Parties are joint and several, and if any Company Party cannot perform its obligations under this Agreement, the other Company Party agrees to perform such obligations in full. For the avoidance of doubt, when any approval or action (including a breach of this Agreement) is required by the Company under this Agreement, such approval or action shall be deemed satisfied if either IMH and/or IMH Management undertakes such approval or action.
(i)    Successors and Assigns. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees as set forth herein. Nothing in this Agreement will be construed to provide any right to any other entity or individual. Notwithstanding the foregoing, if Executive should die while any payment, entitlement or benefit is due to him under this Agreement, such payment, entitlement and/or benefit shall be paid or provided to his designated beneficiary (or if there is no designated beneficiary, his estate).
(j)    Executive Representations. Executive hereby represents that he is not subject to any contract or other restriction that would prevent, or in any way interfere with, his accepting employment with the Company and, as of the Commencement Date, performing any or all of Executive’s duties contemplated pursuant to this Agreement. Executive further acknowledges that the Company has directed him to not misappropriate any confidential information or trade secrets from any prior employer or third party for use in the performance of his duties with the Company.
(k)    Indemnification; D&O Liability Insurance. To the maximum extent permitted by law and in addition to, and not in limitation of other rights to indemnification, exculpation and/or advancement of expenses by each Company Party (including under the bylaws, articles or certificates of incorporation or other organizational documents of each Company Party) and its respective successors and assigns (collectively, the “Indemnitor”) shall indemnify, protect, defend and hold harmless Executive (Executive and Executive’s heirs, executors and administrators, the “Indemnitee”), from, for, and against any and all claims, liabilities, liens, fines, demands, lawsuits, actions, losses, damages, injuries, judgments, settlements, costs or expenses whether asserted in law or in equity and whether threatened or pending (including any claims made by regulatory agencies threatened or asserted against the Indemnitee and any expenses incurred by Executive to enforce the provisions of this Section 10(k) or to comply with requests to be a witness or any discovery request), by reason on the fact that Executive is or was an officer or director of the Company or any of its affiliates, other than those which have arisen from Executive’s gross

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Exhibit 10.1

negligence, willful misconduct, or breach of Section 9 of this Agreement (hereinafter, collectively, “Claims”). Indemnitor shall provide legal assistance and/or a legal defense, as the case may be, (at its sole expense) with counsel reasonably approved by the Indemnitee upon the first notice the Indemnitee sends to the Indemnitor and the Indemnitor shall continue to provide and pay for such assistance and/or defense to the Indemnitee until the matter is fully resolved by either final judgment, settlement, or other release executed by the Indemnitee. The Indemnitor further indemnifies and hold harmless the Indemnitee from, for and against all Claims, including, without limitation, all legal fees, costs and expert fees and costs that the Indemnitee may directly or indirectly sustain, suffer or incur as a result thereof. Indemnitor shall and does hereby assume on behalf of the Indemnitee, upon its demand, the amount of any costs allowed by law, and costs identified herein, any settlement reached or any judgment that may be entered against the Indemnitee, as a result of such Claims. Each Company Party agrees that during the Term and for as long as suits can no longer be brought against him as a matter of law, Executive shall be covered and insured up to the full limits provided by all directors’ and officers’ liability insurance which the Company maintains to indemnify its directors and officers on a basis no less favorable to Executive than the basis on which any such other director and/or officer is so covered.

Execution Version

Exhibit 10.1

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.
IMH FINANCIAL CORPORATION

By: /s/ Jonathan Brohard
Name: Jonathan Brohard
Title: EVP/General Counsel/Secretary

IMH MANAGEMENT SERVICES LLC, A WHOLLY OWNED SUBSIDIARY OF IMH FINANCIAL CORPORATION

By: /s/ Jonathan Brohard
Name: Jonathan Brohard
Title: EVP/General Counsel/Secretary

CHADWICK PARSON

/s/ Chadwick Parson

Execution Version

Exhibit 10.1

EXHIBIT A
FORM OF RESTRICTED STOCK AWARD AGREEMENT

(see attached)

Execution Version

Exhibit 10.1

IMH FINANCIAL CORPORATION
RESTRICTED STOCK AWARD AGREEMENT
FIRST AMENDED AND RESTATED 2010 EMPLOYEE STOCK INCENTIVE PLAN
THIS RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”), effective as of [date], 2019 (the “Date of Grant”), governs an award granted by IMH FINANCIAL CORPORATION, a Delaware corporation (the “Company”), of common stock of the Company, par value $0.01 per share (the “Common Stock”), to Chadwick Parson (“Executive”), subject to the provisions of that certain Executive Employment Agreement entered into as of [date], 2019 between the Company and Executive (the “Executive Employment Agreement”) and the First Amended and Restated 2010 IMH Financial Corporation Employee Stock Incentive Plan (the “Plan”). All capitalized terms used, but not defined, in this Award Agreement shall have the meaning given such terms in the Executive Employment Agreement or Plan, as applicable.
1.Grant of Award. In accordance with the Executive Employment Agreement, and effective as of the Date of Grant, the Company hereby grants to the Executive, subject to the terms and conditions of the Executive Employment Agreement, this Award Agreement, and the Plan, an award of 400,000 shares of Common Stock.
2.    Vesting. The Executive’s interest in the shares of Common Stock covered by this Award Agreement shall become vested and nonforfeitable only to the extent provided in paragraphs (a), (b), (c), (d), or (e) below.
(a)    Continued Employment. Subject to Executive’s continued employment, the Executive’s interest in of the shares of Common Stock covered by this Award Agreement shall become vested and nonforfeitable as follows: 133,334 shares of Common Stock shall vest on the first anniversary of the Date of Grant; 133,333 shares of Common Stock shall vest on the second anniversary of the Date of Grant; and the final 133,333 shares of Common Stock shall vest on the third anniversary of the Date of Grant.
(b)    Change in Control. The Executive’s interest in all of the shares of Common Stock covered by this Award Agreement (if not sooner vested), shall become vested and nonforfeitable immediately prior to a Change in Control (as defined in the Executive Employment Agreement) if the Executive remains employed with the Company from the Date of Grant until the effective date of the Change in Control in time such that the Executive can participate in the Change in Control on the same terms and conditions as other shareholders of the Company.
(c)    Termination due to Death/Disability. The Executive’s interest in all of the shares of Common Stock covered by this Award Agreement (if not sooner vested), shall become vested and nonforfeitable on Executive’s termination of employment from the Company due to

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Exhibit 10.1

death or Disability (as defined in the Executive Employment Agreement) if Executive remains employed with the Company from the Date of Grant until the date of his death or Disability.
(d)    Termination without Cause or due to Good Reason. The Executive’s interest in all of the shares of Common Stock covered by this Award Agreement (if not sooner vested), shall become vested and nonforfeitable on Executive’s termination of employment with the Company without Cause (as defined in the Executive Employment Agreement) or his resignation for Good Reason (as defined in the Executive Employment Agreement) if Executive remains employed with the Company from the Date of Grant until the date of his termination without Cause or resignation for Good Reason.
(e)    Combined Equity Interest Event. The Executive’s interest in all of the shares of Common Stock covered by this Award Agreement (if not sooner vested), shall become vested and nonforfeitable on the closing of any event involving the Company or any currently-existing holder of Equity Securities (as defined in the Executive Employment Agreement) on the date of such event or newly-subscribed holder of Equity Securities on the date of such event, including, but not limited to the Applicable Shareholders (as defined in the Executive Employment Agreement), the result of which is that the Combined Equity Interest (as defined in the Executive Employment Agreement) of the Applicable Shareholders increases to no less than 75%.
Except as provided in this Section 2 or the Executive Employment Agreement, any shares of Common Stock covered by this Award Agreement that are not vested and nonforfeitable on or before the date of the Executive’s termination of employment with the Company for any reason shall be forfeited on such date.
3.    Section 83(b) Election. The Executive hereby acknowledges that he may file an election pursuant to Section 83(b) of Code to be taxed currently on the fair market value of the shares of Common Stock covered by this Award Agreement (less any purchase price paid for such shares), provided that such election must be filed with the Internal Revenue Service no later than thirty (30) days after the Date of Grant. The Executive will seek the advice of Executive’s own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of this Award Agreement under federal, state, and any other laws that may be applicable. The Company and its affiliates and agents have not and are not providing any tax advice to the Executive.
4.    Transferability. Shares of Common Stock covered by this Award Agreement that have not become vested and nonforfeitable under Section 2 cannot be transferred, except as set forth in the Plan.
5.    Stockholder Rights. On and after the Date of Grant and prior to the forfeiture of shares of Common Stock covered by this Award Agreement, the Executive shall have all of the

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Exhibit 10.1

rights as stockholder of the Company with respect to such shares, including the right to vote the shares and to receive, free of all restrictions, all dividends declared with respect to such shares (whether vested or unvested). Notwithstanding the preceding sentence, any shares of Common Stock issued with respect to the shares of Common Stock covered by this Award Agreement in a stock dividend, stock split, or similar event, shall be vested and transferable to the extent that the shares of Common Stock covered by this Award Agreement become vested and transferable under Section 2.
6.    Withholding. If, and to the extent that, the Executive elects, with the permission of the Company, to satisfy any federal, state, and local tax withholding requirements by means of a cashless withholding arrangement, the Company will withhold (i.e., will reduce the number of shares delivered) a number of shares of Common Stock having a fair market value (as determined under the Plan) equal to the amount necessary to satisfy federal, state, and local withholding tax requirements. If the Executive also makes a Section 83(b) election as described in Section 3, the number of shares of Common Stock withheld will exceed the shares in which the Executive then has a vested interest as determined in accordance with Section 2. In such case, the Executive will continue to vest in the full amount of the shares awarded to Executive pursuant to Section 1 in accordance with the vesting schedule set forth in Section 2 and all of the shares that vest will be withheld until the full number of shares that were previously withheld to satisfy any federal, state and local tax withholding requirements are recouped by the Company.
7.    No Right to Continued Employment. The grant of this Award Agreement does not give the Executive any right with respect to continuance of his employment with the Company, nor shall it interfere in any way with the right of the Company or an affiliate to terminate his employment at any time.
8.    Governing Law. This Award Agreement shall be governed by the laws of the State of Delaware.
9.    Conflicts. In the event of any conflict between the provisions of the Executive Employment Agreement as in effect on the Date of Grant and this Award Agreement, the provisions of the Executive Employment Agreement shall govern.
10.    Executive Bound by Executive Employment Agreement. The Executive hereby acknowledges and agrees to be bound by all the terms and provisions of the Executive Employment Agreement.
11.    Binding Effect. Subject to the limitations stated above and in the Executive Employment Agreement, this Award Agreement shall be binding upon the Executive and Executive’s successors in interest and the successors of the Company.
12.    Award Subject to Plan. This award is granted under the Plan and by receiving this award Executive acknowledges receipt of a copy of the Plan and the Prospectus for the Plan and

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agrees to be bound by the terms of the Plan and this Award Agreement. The award and all rights of Executive under this Award Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. Executive acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in Executive unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.
13.    Lock-Up Agreement. Neither Executive (nor any permitted transferee) may, directly or indirectly, offer, sell or transfer or dispose of any of the shares of Common Stock subject to this Award Agreement or any interest therein (or agree to do any thereof) (collectively, a “Transfer”) during the period commencing as of 14 days prior to and ending 180 days, or such lesser period of time as the relevant underwriters may permit, after the effective date of a registration statement covering any public offering of the Company’s securities of which Executive has notice. Executive agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the Transfer of the Company’s securities beneficially owned by Executive and shall confirm the limitations hereunder by agreement with and for the benefit of the relevant underwriters by a lock-up agreement or other agreement in customary form. Notwithstanding anything else herein to the contrary, this Section shall not be construed so as to prohibit Executive from participating in a registration or a public offering of the Common Stock with respect to any shares which he or she may hold at that time, provided, however, that such participation shall be at the sole discretion of the Board or the Administrator.
IN WITNESS WHEREOF the Company and the Executive have executed this Award Agreement effective as of the date set forth above.

“COMPANY”:	“EXECUTIVE”:
IMH Financial Corporation

By: _______________________________	_______________________________
Lawrence D. Bain	Chadwick Parson
Its: Chief Executive Officer

Execution Version

Exhibit 10.1

CONSENT OF SPOUSE
In consideration of the Company’s execution of this Restricted Stock Award Agreement, the undersigned spouse of Executive agrees to be bound by all of the terms and provisions hereof and of the Plan.
_______________________________    _______________________________
Signature of Spouse

Execution Version

Exhibit 10.1

EXHIBIT B
FORM OF GENERAL RELEASE:
GENERAL RELEASE
This AGREEMENT is made as of ____________, 20__, by and between IMH Financial Corporation and IMH Management Services, LLC (collectively the “Company”) and Chadwick Parson (“Executive”).

In consideration for the severance benefits offered by the Company to Executive pursuant Executive’s Employment Agreement with the Company dated August 30, 2019 (“Employment Agreement”), Executive agrees as follows:
1.    Termination of Employment. Executive acknowledges that his employment with the Company is terminated effective _______________ (“Termination Date”), and Executive agrees that he shall not apply for or seek re-employment with the Company, its parent companies, subsidiaries, and/or affiliates after that date. Executive agrees that he has received and reviewed his final paycheck and he has received all wages earned by him through the Termination Date.
2.    Waiver and Release.
(a)    Except as set forth in Section 2(b), which identifies claims expressly excluded from this release, Executive hereby releases the Company, all affiliated companies, and their respective officers, directors, agents, employees, stockholders, successors and assigns (“Released Entities”) from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to Executive’s employment with the Company and the termination of that employment, including (without limitation): claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, race, color, national origin, religion, disability, age, and all other protected classes under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, the Employee Retirement Income Security Act, as amended, the Equal Pay Act of 1963, as amended, the Family and Medical Leave Act, as amended (“FMLA”) and any similar law of any state or governmental entity, any contract claims, tort claims, and wage or benefit claims, including (without limitation) claims for salary, bonuses, commissions, equity awards (including stock grants, stock options and restricted stock units), vesting acceleration, vacation pay, fringe benefits, severance pay or any other form of compensation.
(b)    The only claims that Executive is not waiving and releasing under this Agreement are claims he may have for (1) unemployment, state disability, worker’s compensation, and/or other benefits pursuant to the terms of applicable state law; (2) continuation of existing

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Exhibit 10.1

participation in the Company-sponsored group health benefit plans under the federal law known as “COBRA” and/or under an applicable state law counterpart(s); (3) any benefits and/or entitlements that are vested or accrued and unpaid as of his termination date pursuant to the terms of any Company-sponsored benefit and/or equity plan or agreement or any benefit and plan of any affiliate of the Company; (4) any payments, benefits or entitlements to which he is entitled pursuant to Section 5(b), Section 6, Section 7, Section 8, and Section 10(k) of the Employment Agreement, his rights to indemnification and/or advancement of expenses pursuant to the Employment Agreement or otherwise (including, without limitation, pursuant to the Company and/or any of its subsidiaries and/or affiliates corporate documents) or his rights under any applicable directors’ and officers’ liability insurance policies or for coverage under Section 10(k) of the Employment Agreement, (5) violation of any federal state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (6) any wrongful act or omission occurring after the Effective Date of this Agreement and (7) any rights Executive has as a shareholder of the Company or any of its affiliates. In addition, nothing in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission including, but not necessarily limited to, the Equal Employment Opportunity Commission (“EEOC”) (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While Executive will not be entitled to receive any compensation based on any charges or claims filed with any Government Agency as a result of Executive’s release, this Agreement does not limit Executive’s right to receive an award for information provided to the SEC under SEC Rule 21F-17.
(c)    Executive represents that he has not filed any complaints, charges, claims, grievances, or lawsuits against the Company and/or any related persons with any local, state or federal agency or court, or with any other forum.
(d)    Executive represents and warrants that Executive has not suffered any sexual harassment or sexual abuse in connection with Executive’s employment by the Company, or by any officer, manager, employee, agent, customer or supplier of the Company; that Executive is not currently aware of any facts or circumstances directed at him that would give rise to a sexual harassment or sexual abuse claim against the Company and/or any of the Released Entities; and that this Agreement and the severance payment is not a settlement or payment related to a sexual harassment or sexual abuse claim.
(e)    Executive acknowledges that he may discover facts different from or in addition to those he now knows or believes to be true with respect to the claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are the subject of this Agreement, and he expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement will be and remain in effect in all respects regardless of such additional or different facts. Executive expressly acknowledges that this Agreement is

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intended to include, and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Company and/or any related persons at the moment of execution thereof, and that this Agreement expressly contemplates extinguishing all such claims except for claims not released by Executive in Section 2(b) above.
(f)    Executive understands and agrees that the Company has no obligation to provide him with any severance benefits under Section 8(b) of the Employment Agreement (other than the Accrued Obligations) unless he executes this Agreement. Executive also understands that he has received or will receive, regardless of the execution of this Agreement, all wages owed to him, together with any accrued but unpaid vacation pay if payable in accordance with the Company’s policy, less applicable withholdings and deductions, earned through the Termination Date and all Accrued Obligations (as defined in the Employment Agreement).
(g)    This Agreement is binding on Executive, his heirs, legal representatives and assigns.
3.    No Waiver. Nothing in this Agreement supersedes or replaces any of Executive’s obligations under his Employment Agreement that survive termination, including, but not limited to his post-termination obligations Section 9 of the Employment Agreement and nothing in this Agreement supersedes or replaces any obligations of the Company which survive termination of Executive’s employment.
4.    Modification in Writing. No oral agreement, statement, promise, commitment or representation will alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by Executive and authorized representatives of the Company.
5.    Governing Law; Jurisdiction. This Agreement will be governed by and enforced in accordance with the laws of the State of Delaware.
6.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.
7.    No Admission of Liability. This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company or anyone acting under their supervision or on their behalf. This Agreement does not constitute an admission of any liability of any kind by Executive. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.

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Exhibit 10.1

8.    Acknowledgments. Executive is advised to consult with an attorney of his choice prior to executing this Agreement. By signing below, Executive acknowledges and certifies that he:

•	has read and understands all of the terms of this Agreement and is not relying on any representations or statements, written or oral, not set forth in this Agreement:

•	has been provided a consideration period of twenty-one (21) calendar days within which to decide whether he shall execute this Agreement and that no one hurried him into executing this Agreement;

•	understands and acknowledges his continuing obligations under Section 9 of the Employment Agreement;

•	is signing this Agreement knowingly and voluntarily; and

•
has the right to revoke this Agreement within seven (7) days after signing it, by providing written notice of revocation via certified mail to the Company to the address specified in the Employment Agreement. Executive’s written notice of revocation shall be postmarked on or before the end of the eighth (8th) calendar day after he has timely signed this Agreement. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.

Because of the revocation period, the Company’s obligations under this Agreement will not become effective or enforceable until the eighth (8th) calendar day after the date Executive signs this Agreement provided he has delivered it to the Company without modification and not revoked it (the “Effective Date”).
I HAVE READ, UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS
____________________________________    Date: ___________________, 20__.
Signature

B-4